BancOne Mortgage
Capital Markets, LLC
Paul Smyth
1717 Main Street, 12th Floor
Dallas TX  75201

Telephone:      (214) 290-2505
Facsimile:      (214) 290-3142


April 1, 1999

Norwest Bank Minnesota, National Association
Corporate Trust Office
1000 Broken Land Parkway
Columbia, MD 21044
Attn: Corporate Trust Services (CMBS) - Morgan Stanley Capital I Inc., Series 1998-WF2

Wells Fargo Bank, National Association
417 Montgomery Street, 5t~ Floor
San Francisco, CA g4111
Attn: Portfolio Manager

RE:

Morgan Stanley Capital I Inc., Commercial Mortgage Pass Through Certificates, Series 1998 WF2

Ladies and Gentlemen:

The Officer's Certificate is provided to you by BANC ONE MORTGAGE CAPITAL MARKETS, LLC ("BOMCM") pursuant to Section 8.12 of that certain Pooling and Servicing Agreement ("PSA") dated as June 1, 1998, relative to the above referenced securitization for which BOMCM acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officers, on behalf of BOMCM, hereby inform you (i) that, a review of the activities of BOMCM as Special Servicer and of its performance under the PSA has been made under the undersigneds' supervision for the period of time commencing October 31, 1998 through year end 1998, (ii) that, to the best of such undersigneds' knowledge, based on such review, it has fulfilled all of its obligations under the PSA, throughout such period.

Sincerely,

BANC ONE MORTGAGE
CAPITAL MARKETS, LLC, Special Servicer

By
Paul Smyth
Managing Director Servicing

Edgar L Smith, II
Chief Operating Officer